EXHIBIT 99.1


NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

Hampton, New Hampshire
March 17, 1997

To the Common Shareholders:

	You are hereby notified that the annual meeting of common share holders of Unitil Corporation will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on April 17, 1997, at 10:30 A.M., for the following purposes:

	1.	To elect four Directors.
	2.	To act on such other matters as may properly come before the meeting and any adjournments thereof.

	The enclosed form of proxy has been prepared at the direction of the Board of Directors of Unitil and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

        If you do not expect to be present personally and you wish your stock voted at the meeting, please sign, date and return the proxy card enclosed herewith by mail in the postage-paid envelope, also enclosed. If you later find that you can be present, or for any other reason desire to revoke or change your proxy, you may do so at any time before it is voted.

	The Board of Directors fixed March 3, 1997 as the record date for the determination of those shareholders entitled to notice of and to vote at this meeting and all persons who were holders of record of Common Stock on such date and no others are entitled to notice of and to vote at this meeting and any adjournments thereof.

				By Order of the Board of Directors,


				Gail A. Siart
				Secretary








                                      March 17, 1997

Proxy Statement


ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 17, 1997

	This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1997 annual meeting of common shareholders of Unitil Corporation ("Unitil" or "the Company"). Each proxy can be revoked at any time before it is voted by written notification to the Secretary of Unitil at the above address prior to the meeting, or in person at the meeting. Every properly signed proxy will be voted unless previously revoked.

	Unitil presently has seven subsidiaries, Concord Electric Company ("CECo"), Exeter & Hampton Electric Company ("E&H"), Fitchburg Gas and Electric Light Company ("FG&E"), Unitil Power Corp. ("Unitil Power"), Unitil Realty Corp. ("Unitil Realty"), Unitil Resources, Inc. ("Unitil Resources") and Unitil Service Corp. ("Unitil Service").

	The annual report of Unitil for the year 1996 is enclosed herewith and includes financial statements which are not part of this proxy statement.

	The voting securities of Unitil issued and outstanding on March 3, 1997 consisted of 4,394,723 shares of Common Stock, no par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A majority of the outstanding shares of Common Stock constitutes a quorum.

	Except as set forth below, no person owns of record and, to the knowledge of Unitil, no person owns beneficially more than five percent of the Common Stock of Unitil which may be voted at the meeting and any adjournments thereof.


Name and Address of     Shares of Common Stock   Percent of Shares
Beneficial Owner        Beneficially Owned       Outstanding

Charles H. Tenney II
300 Friberg Parkway
Westborough, MA  01581           272,901 (1)     6.15%

NOTES:

(1)	Based on information provided by Mr. Tenney. See notes 2, 3 and 9 to the table below under the heading "As to the Election of Directors."

	The eleven Directors and the officers of Unitil as a group have beneficial ownership as of March 3, 1997 of 319,562 (7.27%) of Common Stock, of which they have direct beneficial ownership of 161,396 shares (3.67%), which excludes options to purchase 145,703 shares (3.32%) pursuant to the exercise of those options, and indirect beneficial ownership of 158,166 shares (3.60%). To the knowledge of Unitil, each of said Directors and officers has voting and investment power with respect to the shares directly owned. With regard to certain of the indirect beneficial ownership by said group, see the footnotes to the table contained in the section of this proxy statement entitled "As to the Election of Directors" setting forth certain information about the Directors of Unitil.

	Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for approval of all matters, including the election of Directors, which may come before the meeting.

AS TO THE ELECTION OF DIRECTORS

	The By-Laws of Unitil provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Directors

        Each nominee has been a member of the Board of Directors since the date indicated. Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by management to replace such nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected. Unless otherwise indicated, all shares shown represent sole voting and investment power.

                                                        Common Stock Owned
                                                        Beneficially on
                                        Director        March 3, 1997 (1)
                                        Since               Shares

Peter J. Stulgis, Age 46                1984            53,355 (2)(3)(4)(5)
  Chairman of the Board and Chief
  Executive Officer of Unitil.

Charles H. Tenney III, Age 49 (6)       1992             2,530
  Clerk (Corporate Secretary) of Bay
  State Gas Company, Westborough, MA
  (natural gas distributor).

W. William VanderWolk, Jr., Age 73      1984            15,984 (7)
  Owner of Horizon Management, Man-
  chester, NH (property and restaurant
  management).

Franklin Wyman, Jr., Age 75             1992             5,000
  Chairman of the Board and Treasurer
  of Wright Wyman, Inc., Boston, MA
  (corporate financial consultants).
  Mr. Wyman is a Trustee and Vice
  President of Brookline Savings Bank,
  Brookline, MA.

Information about Directors whose Terms of Office Continue

                                                          Common Stock Owned
                                                 Term     Beneficially on
                                        Director  to      March 3, 1997 (1)
                                         Since   Expire       Shares

Michael J. Dalton, Age 56               1984    1998       60,005 (2)(3)(4)(8)
  President and Chief Operating
  Officer of Unitil.

G. Arnold Haynes, Age 68                1992    1998        3,444
  President and Principal of Haynes
  Management, Inc., Wellesley Hills,
  MA (real estate development and
  management)

Douglas K. Macdonald, Age 68            1984    1999          924
  Retired since 1988.  Prior to his
  retirement, Mr. Macdonald was Vice
  President and Controller of Unitil
  and President of CECo.

J. Parker Rice, Jr., Age 71             1992    1998        1,238
  Director, former President and
  Treasurer of Hyland/Rice Office
  Products, Inc., Fitchburg, MA
  (office products dealer).

Charles H. Tenney II, Age 78 (6)        1984    1999      272,901 (2)(3)(4)(9)
  Retired since 1992.  Prior to his
  retirement, Mr. Tenney was Chairman
  of the Board and Chief Executive
  officer of Unitil and FG&E.  Mr.
  Tenney is the Chairman of the Board
  of Directors of Bay State Gas Company,
  Westborough, MA (natural gas
  distributor).

William W. Treat, Age 78                1984    1999       23,415 (10)
  Lawyer; sole private practice,
  former Director and Chairman of the
  Board of Directors of Bank Meridian,
  Hampton, NH and a former Director of
  Amoskeag Bankshares, Inc., Manchester,
  NH.  Mr. Treat is also a former
  Director of the Colonial Group, Inc.,
  Boston, MA (investments).

Joan D. Wheeler, Age 59                 1994    1998        1,000
  Owner of the Russian Gallery,
  Marblehead, MA (art gallery).  Ms.
  Wheeler is a former Director of Shaw's
  Supermarkets, Inc. (1979-1987) and
  of Granite Bank (1984-1989), Keene,
  NH, and a former Trustee of Franklin
  Pierce College.

NOTES:

	Except as otherwise noted, each of the persons named above has held his present position (or another executive position with the same employer) for more than the past five (5) years.

(1)	Based on information furnished to Unitil by the nominees and continuing Directors.
(2)	Included are 3,639, 3,729 and 3,771 shares which are held in trust for Messrs. Stulgis, Dalton and Tenney, respectively, under the terms of the Unitil Tax Deferred Savings and Investment Plan ("401(k)"); they have voting power only with respect to the shares credited to their accounts. For further information regarding 401(k), see "Other Compensation Arrangements - Tax- Qualified Savings and Investment Plan" below.
(3)	Included are 41,132, 43,032 and 41,132 shares which Messrs. Stulgis,
        Dalton and Tenney, respectively, have the right to purchase pursuant to the exercise of options under the Key Employee Stock Option Plan. (See "Other Compensation Arrangements").
(4)	With the exception of Messrs. Stulgis, Dalton and Tenney, who own shares totaling 1.20%, 1.35% and 6.15%, respectively, of the total outstanding shares, no Director or officer owns more than one percent of the total outstanding shares.
(5)	Included are 7,742 shares held by Mr. Stulgis jointly with his wife with whom he shares voting and investment power.
(6) 	Charles H. Tenney II is the father of Charles H. Tenney III.
(7)	Included are 3,399 shares owned by a member of Mr. VanderWolk's family; he has no voting or investment power with respect to, and no beneficial interest in, such shares.
(8)	Included are 13,193 shares held by Mr. Dalton jointly with his wife with whom he shares voting and investment power. Included are 51 shares held by Mr. Dalton as custodian for one of his children; he has voting and investment power with respect to such shares.
(9)	Included are 124,522 shares (2.81%) owned by two trusts of which Mr.
        Tenney is Co-Trustee with shared voting and investment power; he has a 1/6 beneficial interest in both trusts and disclaims any beneficial ownership of such shares other than such 1/6 beneficial interest.
(10)	Included are 5,387 shares owned by three trusts of which Mr. Treat is Trustee with voting and investment power; he has no beneficial interest in such shares. Also included are 12,500 shares owned by one organization in which Mr. Treat has shared voting and investment power and a 1/3 beneficial interest, and also 500 shares owned by a member of Mr. Treat's family; he has no voting or investment power with respect to, and no beneficial interest in, such shares.

	The Board of Directors met five times in 1996. During 1996, Directors attended an average of 97% of all meetings of the Board of Directors held and of all meetings held by all Committees of the Board on which they served, if any.

	Section 17(a) of the Public Utility Holding Company Act of 1935 and
Section 16(a) of the Securities Exchange Act of 1934 require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies of all Section 17(a) and Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that such forms were not required for those persons, the Company believes that all filing requirements applicable to its officers and directors during 1996 and through March 1, 1997 were met.

Compensation of Directors

	Members of the Board of Directors who are not officers of Unitil or any of its subsidiaries receive an annual retainer fee of $7,000 and $500 for each Board meeting attended. Members of the Executive Committee, who are not officers of Unitil or any of its subsidiaries, receive an annual retainer fee of $2,000 and $400 for each meeting attended. Members of the Audit Committee and Compensation Committee receive an annual retainer fee of $1,000 and $400 for each meeting attended. Those Directors of Unitil who also serve as Directors of CECo, E&H or FG&E and who are not officers of Unitil or any of its subsidiaries receive a meeting fee of $100 per subsidiary meeting attended and no annual retainer fee from CECo, E&H or FG&E. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board of Directors and any Committee on which they serve.

	In 1992, the Company entered into a Senior Advisory Agreement with Charles H. Tenney II. Mr. Tenney was Chief Executive Officer and Chairman of the Board of the Company until his retirement in 1992. The agreement, which is reviewed on an annual basis, provides that Mr. Tenney will be compensated $105,000 per annum for his role as Chairman of the Executive Committee of the Board of the Company, as well as for other advisory services which he will provide. In consideration of this Agreement, Mr. Tenney is waiving all Board-related fees and retainers that he is otherwise entitled to receive as a Director of the Company.

Committees of the Board of Directors

Executive Committee

	The Executive Committee of the Board of Directors held two meetings in 1996. Its members are Charles H. Tenney II (Chairman), Peter J. Stulgis, William W. Treat, W. William VanderWolk, Jr. and Franklin Wyman, Jr. This Committee's responsibility is to review and oversee corporate policies related to the Company's long-range strategic business, financial and operating plans. In addition, the Executive Committee also acts as a nominating committee. In its function as a nominating committee, the committee coordinates suggestions or searches for potential nominees for Board members; reviews and evaluates qualifications of potential Board members; and recommends to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors. The Committee will consider nominees recommended by shareholders upon timely submission of the names of such nominees with qualifications and biographical information forwarded to the Executive Committee of the Board of Directors.

Audit Committee
    The Audit Committee of the Board of Directors, which held two meetings in 1996, consists of William W. Treat (Chairman), J. Parker Rice, Jr. and
W. William VanderWolk, Jr. The duties of this Committee encompass making recommendations on the selection of Unitil's independent auditors; conferring with such auditors regarding, among other things, the scope of their examination, with particular emphasis on areas where special attention should be directed; reviewing the accounting principles and practices being followed by Unitil; assessing the adequacy of Unitil's interim and annual financial statements; reviewing the internal audit controls of Unitil and its subsidiaries; performing such other duties as are appropriate to monitor the accounting and auditing policies and procedures of Unitil and its subsidiaries; and reporting to the full Unitil Board from time to time.

Compensation Committee
   The Compensation Committee of the Board of Directors, which held two meetings in 1996, consists of Charles H. Tenney II (Chairman), J. Parker Rice, Jr. and Joan D. Wheeler. The duties of this Committee include studying and making recommendations to the Board of Directors of Unitil and the appropriate Board of each of its subsidiaries with respect to salaries and other benefits to be paid to the officers of Unitil and such subsidiaries.

Compensation Committee Interlocks and Insider Participation
   Charles H. Tenney II served as the Chairman of the Compensation Committee
during fiscal 1996.   Mr. Tenney is  the former Chairman of the Board of
Directors and Chief Executive Officer of the Company, serving as such until his retirement in April 1992. He currently has a Senior Advisory Agreement with the Company (see "Compensation of Directors") and is also Chairman of the Executive Committee of the Board of Directors.

Director Emeritus
   The Company has a directors' advisory council composed of retired members of the Company's Board of Directors. Each member, known as a Director Emeritus, is appointed yearly by the Board of Directors to render advisory services to the Board. Directors Emeriti have no vote with respect to any matter acted upon by the Board, nor is their presence counted for purposes of determining a quorum. Directors Emeriti Richard L. Brickley, Philip H. Bradley, Theodore C. Haffenreffer, Jr. and Endicott Smith were initially appointed to their positions in 1992, 1993, 1994, and 1995, respectively. Directors Emeriti receive an annual retainer of $7,000 and $500 for each Board meeting attended, as well as reimbursement for any expenses incurred in connection with attendance at any meeting.

Report of the Compensation Committee
   The overall objective of the Company's Board of Directors, and specifically this Compensation Committee, in setting compensation for Unitil's executive officers is to foster excellence in the management of the assets of the Company. To help meet this objective, the Committee believes it is important for the Company to provide compensation to its executive officers which varies directly with the performance of the Company and to make payment of annual compensation with both cash and Company stock in place of all-cash.
   Accordingly, the Company pays both "base" and "variable" compensation to its officers. The base component of compensation is determined under the Unitil System's salary matrix which is reviewed from time to time by outside consultants as to its competitiveness. Variable compensation is based on factors that measure the success of the Company for any given year and is governed by the System's Management Performance Compensation Plan ("MPCP") and the profitability of the System's non-utility subsidiary, Unitil Resources. The factors under the MPCP relate to the earnings of the Company and the rate of return achieved on shareholder-provided equity as well as cost control and the competitiveness of the rates charged to the Unitil System's utility customers. In addition, to further bolster ownership in the Company by the executive officers, the Company, in 1989, instituted a "Key Employee Stock Option Plan" with the approval of the Company's shareholders. This plan was tailored to emphasize dividend and stock value growth as a prerequisite to the maximization of value to the participants.
   The compensation of the Chief Executive Officer ("CEO"), Peter J. Stulgis, is governed by these same plans and objectives. The total compensation for Mr. Stulgis was increased by approximately 4.7% in 1996 which reflected a regrading of the CEO's position based upon the review and recommendation of an outside salary consultant who analyzed competitive pay levels in similar companies in the New England region and the results of performance based incentive plans. The variable compensation paid to Mr. Stulgis in 1996 was based upon the Unitil System's operating results for 1995 under the MPCP discussed above. No distribution related to the 1996 results of the System's non-utility subsidiary, Unitil Resources, was made to Mr. Stulgis. Unitil's performance achieved top ratings in all categories versus other New England utilities in 1995. Accordingly, under the MPCP, Mr. Stulgis received a payment in cash and Company stock which represented 29% of his total compensation. This MPCP payment is formula-driven and reflected the achievement in 1995 of earnings which were above target levels; a rate of return which was in the 97th percentile of peer companies; cost control results which were at the 100th percentile of peer companies; and residential utility rates which were at the 100th percentile of the peer group. In further assessing the reasonableness of the total compensation of Mr. Stulgis for 1996, in addition to the outside consultant's study referred to above, the Committee independently reviewed the current compensation data for over fifty companies which included all of the companies used as the peer group in the Stock Performance Graph shown below. Based upon this review, the Committee found that the total compensation to be paid to the CEO fell within the same range of compensation paid to the CEO's of companies of like size, location and industry, and believes it was appropriately linked to corporate performance.
   The Committee also approved the compensation of Unitil's other executive officers for 1996 following the principles and procedures outlined in this report.
     Compensation Committee Members
     Charles H. Tenney II, Chairman, J. Parker Rice, Jr., and Joan D. Wheeler

Compensation of Officers

The tabulation below shows the compensation Unitil, or any of its subsidiaries, has paid to its Chief Executive Officer and its most highly compensated officers whose total annual salary and bonus were in excess of $100,000 during the year 1996.



                       Annual Compensation       Awards    Payouts
                                         Other Restr.                 All
Name and                                 Ann.  Stock                  Other
Principal                Salary    Bonus Comp Awards Options LTIP     Comp.
Position(1)        Year    ($)      ($)   ($)  ($)   (#)   Payouts    ($)
(a)                (b)     (c)      (d)   (e)  (f)   (g)     (h)      (i)
Peter J. Stulgis   1996 $241,025 $100,036  --   --   --      --      $13,058(3)
Chairman of the    1995  215,300  110,411  --  --    --      --
Board and Chief    1994  208,300   94,394  --  --    --      --
Executive Officer

Michael J. Dalton  1996 $169,200 $ 61,959  --  --    --      --      $10,628(4)
President & Chief  1995  164,400   63,347  --  --    --      --
Operating Officer  1994  159,600   61,932  --  --    --      --

Gail A. Siart      1996 $ 97,500 $ 32,580  --  --    --      --      $ 4,152(5)
Chief Financial    1995   90,000   47,228  --  -- 3,000(6)   --
Officer, Treasurer 1994   79,033   24,924  --  --    --      --
& Secretary

James G. Daly      1996 $ 95,625 $ 32,580  --  --    --      --      $ 4,244(7)
Senior Vice        1995   88,675   47,228  --  -- 3,000(6)   --
President, Unitil  1994   76,517   29,128  --  --    --      --
Service

George R. Gantz    1996 $ 95,625 $ 32,580  --  --    --      --      $ 4,765(8)
Senior Vice        1995   89,000   42,428  --  -- 3,000(6)   --
President, Unitil  1994   78,408   27,228  --  --    --      --
Service

NOTES:
(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Bonus amounts are comprised of Management Performance Compensation
        Program (MPCP) cash and stock awards and distributions from the System's non-utility subsidiary, Unitil Resources. Unitil maintains a management performance compensation program ("MPCP") for certain management employees, including Executive Officers. The MPCP provides for awards to be calculated annually and paid in a combination of cash and Unitil Common Stock. Awards are based on several factors designed to reflect the Company's performance and the attainment of individual performance goals. There was no distribution from Unitil Resources in 1996.
(3)	All Other Compensation for Mr. Stulgis for the year 1996 includes the company's contribution to the Tax Qualified Savings and Investment Plan ("401(K)"), Supplemental Life Insurance payment, and Group Term Life Insurance payment, valued at $4,500, $7,340 and $1,218, respectively.
(4)	All Other Compensation for Mr. Dalton for the year 1996 includes,
        401(K) company contribution, Supplemental Life Insurance payment and Group Term Life Insurance payment, valued at $4,500, $3,558 and $2,570, respectively.
(5)	All Other Compensation for Ms. Siart for the year 1996 includes
        401(K) company contribution, Supplemental Life Insurance payment and Group Term Life Insurance payment, valued at $3,597, $369 and $186, respectively.
(6) Options were granted in 1995 under the Key Employee Stock Option Plan (see "Other Compensation Arrangements" and subsequent notes).
(7)	All Other Compensation for Mr. Daly for the year 1996 includes
        401(K) company contribution, Supplemental Life Insurance payment and Group Term Life Insurance payment, valued at $3,541, $517 and $186, respectively.
(8)	All Other Compensation for Mr. Gantz for the year 1996 includes
        401(K) company contribution, Supplemental Life Insurance payment and Group Term Life Insurance payment, valued at $3,541, $732 and $492, respectively.

Other Compensation Arrangements

	The table on the next page provides information with respect to options to purchase shares of the Company's Common Stock exercised in fiscal 1996 and the value of unexercised options granted in prior years under the Key Employee Stock Option Plan ("Option Plan") to the named executive officers in the Summary Compensation Table and held by them as of December 31, 1996. No options were granted in fiscal 1996 to any of the named Executive Officers. The Company has no compensation plan under which Stock Appreciation Rights (SARs) are granted.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (FY)
                         AND FY-END OPTION VALUES (1)


                                        # of Unexercised  Value of Unexercised
                   Shares                 Options at     In-the-Money Options
                   Acquired               FY-End (2)        at FY-end ($)
                   on         Value
                   Exercise Realized     Exercisable/         Exercisable/
     Name             (#)     ($)        Unexercisable        Unexercisable
      (a)             (b)     (c)            (d)                   (e)
Peter J. Stulgis
Chairman of the                      Exercisable  24,000  Exercisable $287,040
Board and Chief       --      --     Unexercisable   0     Unexercisable   0
Executive Officer

Michael J. Dalton                    Exercisable  24,000  Exercisable $282,960
President & Chief     --      --     Unexercisable   0     Unexercisable   0
Operating Officer

Gail A. Siart                        Exercisable   5,078  Exercisable $ 47,124
Chief Financial       --      --     Unexercisable   0     Unexercisable   0
Officer, Treasurer
& Secretary

James G. Daly                        Exercisable   5,032  Exercisable $ 42,168
Senior Vice           --      --     Unexercisable   0     Unexercisable   0
President, Unitil
Service

George R. Gantz                      Exercisable   5,078  Exercisable $ 47,124
Senior Vice           --      --     Unexercisable   0     Unexercisable   0
President, Unitil
Service

NOTES:
(1)	The Option Plan authorizes the KESOP Committee to provide in the award agreements that the participant's right to exercise the options provided for therein will be accelerated upon the occurrence of a "Change in Control" of Unitil. The term "Change in Control" is defined in substantially the same manner as in the Severance Agreements as defined below. All of the award agreements entered into with participants in the Option Plan to date contain such a "Change in Control" provision. Each award agreement also provides that, upon the exercise of an option on or after a Change in Control, Unitil shall pay to the optionee, within five business days, a lump sum cash amount equal to the economic benefit of the optionee's outstanding options and associated dividend equivalents that the optionee would have received had the option remained unexercised until the day preceding the expiration of the grant.

(2)	Amounts listed in column (d) in the table above do not include non-
preferential dividend equivalents associated with options outstanding.

(3)  	Upon the exercise of any option by an employee and upon payment of the option price for shares of Unitil Common Stock as to which the option was granted (the "Primary Shares"), Unitil will cause to be delivered to such employee (i) the Primary Shares and (ii) the number of shares of Unitil Common Stock (the "Dividend Equivalent Shares") equal to the dollar amount of dividends which would have been paid on the Primary Shares (and previously accrued Dividend Equivalent Shares) had they been outstanding, divided by the fair market value of Unitil Common Stock determined as of the record date for each dividend.

 	Unitil maintains a tax-qualified defined benefit pension plan and related trust agreement (the "Retirement Plan"), which provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any officer of Unitil under the Retirement Plan. Directors of Unitil who are not and have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

      	The table below sets forth the estimated annual benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years of service classifications, assuming continued active service until retirement. The average annual earnings used to compute the annual benefits are subject to a $150,000 limit.

                              PENSION PLAN TABLE
                                             ANNUAL PENSION
Ave. Annual Earnings          10 Years     20 Years     30 Years     40 Years
Used for Computing Pension   of Service   of Service   of Service   of Service

        $100,000                20,000      40,000       50,000       55,000
         125,000                25,000      50,000       62,500       68,750
         150,000                30,000      60,000       75,000       82,500

	The present formula for determining annual benefits under the Retirement Plan's life annuity option is (i) 2% of average annual salary (average annual salary during the five consecutive years out of the last twenty years of employment that give the highest average salary) for each of the first twenty years of benefit service, plus (ii) 1% of average annual salary for each of the next ten years of benefit service and (iii) 1/2% of average annual salary for each year of benefit service in excess of thirty, minus (iv) 50% of age 65 annual Social Security benefit (as defined in the Retirement Plan), and (v) any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan. A participant is eligible for early retirement at an actuarially reduced pension upon the attainment of age 55 with at least 15 years of service with Unitil or one of its subsidiaries. A participant is 100% vested in his benefit under the Retirement Plan after 5 years of service with Unitil or one of its subsidiaries. As of January 1, 1997, Executive Officers Stulgis, Dalton, Siart, Daly and Gantz had 17, 29, 14,
8 and 13 credited years of service, respectively, under the Retirement Plan.

      Unitil Service also maintains a Supplemental Executive Retirement Plan ("SERP"), a non-qualified defined benefit plan. SERP provides for supplemental retirement benefits to executives selected by the Board of Directors of Unitil Service (the "Unitil Service Board"). At the present time, Messrs. Stulgis and Dalton are eligible for SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant's final average earnings less the participant's benefits payable under the Retirement Plan, and less other retirement income payable to such participant by Unitil. Early retirement benefits are available to a participant, with the Unitil Service Board's approval, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 62, the benefits are reduced by 2% for each year that commencement of benefits precedes attainment of age 62. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits. Under the SERP, Messrs. Stulgis and Dalton would be entitled to receive an annual benefit of $206,346 and $73,756, respectively, assuming their normal retirement at age 65 and that their projected final average earnings are equal to the average of their respective three consecutive years of highest compensation prior to the date thereof.


      Unitil and certain subsidiaries maintain severance agreements (the "Severance Agreements") with certain management employees, including Executive Officers. The Severance Agreements are intended to help assure continuity in the management and operation of Unitil and its subsidiaries in the event of a proposed "Change in Control". Each Severance Agreement only becomes effective upon the occurrence of a Change in Control of Unitil as defined in the Severance Agreements. If an employee's stipulated compensation and benefits, position, responsibilities and other conditions of employment are reduced during the thirty-six month period following a Change in Control, the employee is entitled to a severance benefit.

    The severance benefit is a lump sum cash amount equal to (i) the present value of three years' base salary and bonus; (ii) the present value of the additional amount the employee would have received under the Retirement Plan if the employee had continued to be employed for such thirty-six month period; (iii) the present value of contributions that would have been made by Unitil or its subsidiaries under the 401(k) if the employee had been employed for such thirty-six month period; and (iv) the economic benefit on any outstanding Unitil stock options and associated dividend equivalents, assuming such options remained unexercised until the day preceding the expiration of the grant, including the spread on any stock options that would have been granted under the Option Plan if the employee had been employed for such thirty-six month period. Each Severance Agreement also provides for the continuation of all employee benefits for a period of thirty-six months, commencing with the month in which the termination occurred. In addition, pursuant to each Severance Agreement, Unitil is required to make an additional payment to the employee sufficient on an after-tax basis to satisfy any additional individual tax liability incurred under Section 280G of the Internal Revenue Code of 1986, as amended, in respect to such payments.

AS TO OTHER MATTERS TO COME BEFORE THE MEETING

    The Board of Directors does not intend to bring before the meeting any matters other than the one referred to above and knows of no other matters which may properly come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

    The Board of Directors has selected and employed the firm of Grant Thornton as Unitil's independent certified public accountants to audit Unitil's financial statements for the fiscal year 1997. A representative of the firm will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, he will be free to do so if he so chooses.

    Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 1998 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than December 18, 1997.

Solicitation, Revocation and Use of Proxies

   Shares of Unitil Common Stock represented by properly executed proxies received by Unitil prior to or at the meeting will be voted at the meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, shares will be voted FOR the election of the nominees for Directors. Abstentions and non-votes will have the same effect as negative votes.

    Any Unitil shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Unitil, at the address of Unitil set forth above, written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

   Unitil will bear the costs of solicitation by the Board of Directors of proxies from Unitil shareholders. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone, telegram or otherwise. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Unitil may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection therewith.


                            By Order of the Board of Directors,

                            Gail A. Siart
                            Secretary





Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the annual meeting of common shareholders, to be held April 17, 1997, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 1996, upon written request to Gail A. Siart, Chief Financial
Officer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH   03842-1720.